J.P. Morgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS 2002 FOURTH QUARTER
AND FULL YEAR RESULTS

New York, January 22, 2003 – J.P. Morgan Chase & Co. (NYSE: JPM) today reported a net loss of $387 million, or ($0.20) per share, in the fourth quarter of 2002, compared with net income of $40 million, or $0.01 per share, in the third quarter of 2002 and a net loss of $332 million, or ($0.18) per share, in the fourth quarter of 2001.

As previously announced, earnings this quarter were affected negatively by the impact of the charges taken in connection with the settlement of the Enron surety litigation and the establishment of a litigation reserve related to certain material litigation, proceedings and investigations. Excluding these charges, which totaled $1.30 billion or $0.43 per share, and the previously disclosed merger and relocation costs of $393 million or $0.13 per share, earnings for the 2002 fourth quarter would have been $0.36 per share, in line with the guidance provided on our January 2, 2003 analyst call.

For the full year, net income was $1.66 billion, or $0.80 per share, compared with net income of $1.69 billion and earnings per share of $0.80 in 2001. Earnings before litigation-related charges and merger and relocation costs were $3.38 billion or $1.66 per share this year compared with earnings of $3.80 billion or $1.85 per share in 2001.

“2002 tested the strength and tenacity of JPMorgan Chase. While operating revenues were up 2% from 2001, the impact of sluggish capital markets and our concentrations in private equity and in segments of our commercial credit portfolio led to a disappointing year,” said William B. Harrison, Jr., Chairman and Chief Executive Officer. “Fourth quarter results are a step in the right direction. Our consumer and operating services businesses continued to perform well, capital markets performance improved, and the credit picture stabilized. We enter 2003 with our product and client leadership positions intact, an adjusted expense baseline, and a focus on disciplined execution.”

Highlights for the fourth quarter of 2002:

•	Investment Bank revenues improved sharply from weak third quarter levels due to a rebound in trading revenues and higher investment banking fees.

•	Both Chase Financial Services (formerly Retail & Middle Market Financial Services) and Treasury & Securities Services generated operating returns on equity of 19%.

•	Credit costs were significantly below 2002 third quarter and 2001 fourth quarter levels, but continued to be high. Nonperforming loans increased marginally from the third quarter.

•	Operating expenses were higher, driven by severance and related costs of $500 million, as well as higher incentives reflecting improved revenues and lower credit costs.

•	The Enron surety case with insurance companies was settled and reserves for litigation costs were established.

Investor Contact:	Ann Borowiec (212) 270-7318	Media Contact:	Joe Evangelisti (212) 270-7438

J.P. Morgan Chase & Co.
News Release

Business segment results

Chase Financial Services had operating earnings of $500 million, an increase of 54% from the fourth quarter of 2001. For the full year, operating earnings were a record $2.49 billion, an increase of 62% from 2001. Operating ROE was 19% for the fourth quarter and 24% for the full year, compared to 14% and 17% for the respective periods in 2001.

Operating revenues of $3.36 billion were up 16% from the fourth quarter of 2001. Operating revenues and operating earnings were down from the 2002 third quarter, reflecting the absence of large gains from the hedging of mortgage servicing rights. For the full year, operating revenues of $13.54 billion were 24% higher than the prior year. Both the quarterly and full year operating revenue increases from 2001 reflected high production volumes across all consumer credit businesses. Home Finance revenues for the year were up 73% over 2001 due to strong mortgage originations and gains on the hedging of mortgage servicing rights. In Cardmember Services, managed credit card outstandings increased 23% from December 31, 2001 to $51.1 billion due to organic growth and the Providian acquisition in the first quarter of 2002. There were close to one million new accounts originated during the fourth quarter and 3.7 million originated during the year. For the year, Auto Finance revenues increased 26% from 2001 driven by higher originations and improved margins. In Regional Banking, average deposits grew 6% from 2001 levels; however, lower interest rates resulted in lower spreads and lower revenues. In Middle Market, average deposits grew by 30% from 2001.

Operating expenses of $1.68 billion for the quarter were up 16% from the fourth quarter of 2001 and full year expenses of $6.42 billion increased by 14% from 2001. The increases reflected the impact of higher business volumes. Savings generated by Six Sigma productivity programs continued to partially offset the growth in expenses.

Managed (retained and securitized) credit costs of $874 million were 6% lower than the fourth quarter of 2001, while full year credit costs increased 10% from 2001. The year-on-year growth was driven by a 16% increase in managed consumer loans and the inclusion of the Providian credit card portfolio.

The Investment Bank had operating earnings of $361 million in the fourth quarter, compared to an operating loss of $250 million in the 2002 third quarter and operating earnings of $382 million in the fourth quarter of 2001. For the year, operating earnings were $1.37 billion, compared to $2.92 billion in 2001. The year-on-year decline in operating earnings was driven by higher credit costs, lower revenues and the inclusion of $587 million of severance and related costs in operating expenses.

Operating revenues of $3.30 billion were 36% higher than the 2002 third quarter and 7% higher than the fourth quarter of 2001; full year operating revenues of $12.40 billion were down 15% from 2001.

Investment banking fees of $650 million were 23% higher than the prior quarter, but 30% lower than the fourth quarter of 2001. For the full year, investment banking revenues were 25% lower than 2001. The decreases from the prior year reflected industry-wide weakness in M&A activity and in underwriting volumes in the equity and debt markets.

Advisory revenues in the fourth quarter were down 20% from the same period in 2001, but were the highest for the year. Advisory revenues for the full year were down 40%. For the year, the Investment Bank ranked #5 in global announced M&A.[1]

1 Derived from Thomson Financial Securities Data

J.P. Morgan Chase & Co.
News Release

Underwriting revenues and other fees were up 11% from the third quarter, but down 34% from the fourth quarter of 2001. For the year, underwriting revenues and other fees were down 17% from 2001. The declines from the prior year were due to weakness in debt and equity underwriting activity. The firm maintained its #2 ranking in underwriting U.S. investment grade bonds, improved to #3 in global high yield bonds from #4 in 2001, and was ranked #1 in asset-backed securities for the first time ever.[2]

Trading revenues (including related net interest income) of $1.25 billion were up significantly from the third quarter and increased by 23% from the fourth quarter of 2001. For the full year, trading revenues (including related net interest income) declined by 28%. Fixed income results increased 34% from the fourth quarter of 2001, while full year fixed income results were down 11% from the prior year. The year-on-year decline was due to lower portfolio management results primarily in interest rate trading, which offset an increase in client flow. The decline in equities was due to lower portfolio management results primarily in equity derivatives.

Securities gains for the fourth quarter were $376 million compared to $465 million in the 2002 third quarter and $165 million in the fourth quarter of 2001. For the full year, securities gains totaled $1.08 billion compared with $538 million for the prior year. These gains resulted from the strong performance of Global Treasury, which manages the firm’s interest rate exposures and investment securities activities. Global Treasury’s activities complement and offer a strategic balance and diversification benefit to the firm’s trading activities. Global Treasury manages the interest rate risk of the firm on a “total return” basis, which measures both realized income (securities gains or losses and net interest income) and unrealized gains or losses on assets and liabilities of the firm. The total return from these activities was $467 million in the fourth quarter, up 51% from the fourth quarter of 2001.

Credit costs were $489 million, down from $1.32 billion in the 2002 third quarter and down from $618 million in the fourth quarter of 2001. For the year, credit costs of $2.39 billion were up from $1.15 billion in 2001 driven by significantly higher charge-offs, primarily in the telecommunications and cable sectors, and provisions in excess of charge-offs for loans.

Operating expenses for the fourth quarter of $2.27 billion increased by 22% from the fourth quarter of 2001. The increase was driven by severance and related costs of $338 million, primarily due to a reduction in staffing levels as part of initiatives announced in the fourth quarter. The initiatives, once completed, will reduce staffing levels by over 2,000 and are expected to generate annual savings of approximately $700 million. Additional severance and related costs to complete this program are estimated at $150 million. For the year, operating expenses were $7.98 billion, down 9% from 2001, reflecting lower incentive compensation as a result of lower operating earnings and the impact of lower staff levels, partially offset by higher severance costs. The overhead ratio for the fourth quarter was 69% and, excluding $338 million of severance and related costs, was 59%. The overhead ratio excluding severance and related costs for the third quarter of 2002 was 64%, and was 60% for the fourth quarter of 2001. For the full year, the overhead ratio was 64% and, excluding $587 million in severance and related costs, was 60%, compared to 60% for 2001.

Treasury & Securities Services had operating earnings of $140 million, down 7% from the fourth quarter of 2001. For the full year, operating earnings were a record $677 million, up 7% from the prior year. ROE for the quarter was 19% compared to 21% in the fourth quarter of 2001 and for the full year was 23% compared to 21% in 2001.

2 Derived from Thomson Financial Securities Data

J.P. Morgan Chase & Co.
News Release

Operating revenues for the fourth quarter were $968 million, virtually unchanged from the fourth quarter of 2001. For the full year, operating revenues were up 2% driven by a 14% improvement in Institutional Trust Services reflecting acquisitions, new business wins and increased balances, which more than offset the effect of lower interest rates. Treasury Services revenues increased 5%, principally in the middle market segment despite lower revenues on non-interest bearing balances due to the low interest rate environment. Investor Services revenues declined 9% from the prior year driven by weak equity markets resulting in reduced deposit balances, custody fees, foreign exchange revenue and securities lending activity.

Operating expenses were flat for the full year and were up 1% from the fourth quarter of 2001, reflecting continued cost containment measures that included Six Sigma programs and selected reductions in staff.

Investment Management & Private Banking had fourth quarter operating earnings of $43 million, down 58% from the fourth quarter 2001. For the year, operating earnings were $384 million or 20% lower than 2001. Pre-tax margin in the fourth quarter was 4% and was 16% for the full year, compared with 17% in the fourth quarter of 2001 and 19% for full year 2001.

Operating revenues of $655 million in the fourth quarter were 14% below the same period last year, while full year operating revenues of $2.87 billion were down 11% from 2001. Lower global equity valuations, lower investor activity and decreased net interest income from deposits and credit products accounted for the decline. Revenues in the fourth quarter also reflected the impact of non-operating charges, taken at American Century Companies, Inc. Operating expenses of $618 million for the quarter were 2% higher than the fourth quarter of 2001 and included $25 million in severance and related expenses. For the year, operating expenses totaled $2.34 billion, 9% lower than 2001, and included $47 million in severance and related costs.

Total assets under management at year-end of $516 billion increased 4% from September 2002, but were down 15% from year-end 2001. Assets under management increased from third quarter levels reflecting improving equity markets and net inflows into the private bank. Assets under management declined from the prior year due to market depreciation and institutional outflows. Retail mutual funds assets increased from the prior year. Not reflected in assets under management is the firm’s 45% interest in American Century, whose assets under management were $72 billion at 2002 year-end, $70 billion as of September 30, 2002 and $89 billion as of year-end 2001.

JPMorgan Partners had an operating loss of $91 million for the quarter compared to operating losses of $283 million in the third quarter and $348 million in the fourth quarter of 2001. For the full year, the operating loss was $789 million as compared to an operating loss of $1.12 billion in 2001.

Total net private equity gains were negative $53 million, compared to negative $299 million in the third quarter and negative $398 million in the fourth quarter of 2001. The quarter’s activities included $169 million in net realized gains, primarily from sales of public and private securities, and $108 million in mark-to-market gains on JPMP’s public portfolio, which included gains from holdings in an IPO completed this quarter. These revenues were offset by negative valuation adjustments taken on JPMP’s direct portfolio holdings ($225 million) and losses recorded on its limited partner interests in third-party private equity funds ($105 million) due to sales activity and declining asset valuations at such funds.

J.P. Morgan Chase & Co.
News Release

For the full year, private equity gains were negative $733 million as compared to a negative $1.18 billion in 2001. The private equity market continues to show modest improvement but exit opportunities remain limited.

Expenses

Operating expenses were $5.47 billion, an 18% increase from the 2002 third quarter driven by severance and related costs of $500 million associated with expense reduction programs and by higher incentives reflecting improved Investment Bank trading performance and lower credit costs. The third quarter included $122 million of severance and related costs.

For the full year, operating expenses were $20.16 billion, down 2% from the prior year reflecting lower operating expenses in the Investment Bank and Investment Management & Private Banking, but higher operating expenses at Chase Financial Services. Severance and related costs included in operating expenses totaled $890 million in 2002.

During the quarter, the Firm announced a technology outsourcing agreement with IBM Global Services that will provide cost savings, increased cost variability, strong technical solutions, improved service quality and reliability, and innovation.

Credit

Commercial net charge-offs in the fourth quarter of 2002 were $646 million, compared to $834 million in the 2002 third quarter and $433 million in the fourth quarter of 2001. Net commercial loan charge-offs in the fourth quarter were $434 million and for lending-related commitments were $212 million. For the full year, total commercial net charge-offs totaled $2.09 billion compared to $979 million in 2001. The charge-off ratio for commercial loans was 1.88% for the fourth quarter of 2002, 3.53% for the third quarter and 1.93% for the full year.

Consumer net charge-offs on a managed basis were $832 million, up from $649 million in the fourth quarter of 2001. For the full year, consumer net charge-offs totaled $3.23 billion compared with $2.40 billion in 2001. The year-over-year increase was due primarily to the inclusion of the Providian portfolio acquired during the first quarter of 2002 and higher volumes. On a managed basis, the credit card net charge-off ratio was 5.70% for the fourth quarter of 2002, compared to 5.51% for the third quarter and 5.48% for the fourth quarter of 2001.

Provision for Credit Losses was $921 million in the fourth quarter of 2002 compared to $1.84 billion in the 2002 third quarter and $1.47 billion in the fourth quarter of 2001. For the year, the provision was $4.33 billion compared with $3.18 billion in 2001. The provision in excess of net charge-offs was $443 million for the year compared to a provision in excess of net charge-offs of $850 million in 2001.

Total Nonperforming Assets were $4.78 billion at December 31, 2002, compared to $5.54 billion at September 30, 2002 and $3.92 billion as of December 31, 2001. The three month decline was driven by the settlement of the Enron surety litigation. Excluding the Enron surety receivable there was an increase in nonperforming loans from the third quarter of 2002 related primarily to nonperforming merchant energy and telecommunications and related loans.

J.P. Morgan Chase & Co.
News Release

Total assets and capital

Total assets as of December 31, 2002 were $759 billion, compared with $742 billion as of September 30, 2002 and $694 billion as of December 31, 2001. Commercial loans were down 6%, or $5.9 billion, from the third quarter and decreased 13%, or $13.3 billion from December 31, 2001. Managed consumer loans increased 8% from the third quarter and increased 16% from December 31, 2001. The Tier 1 capital ratio was 8.2% at December 31, 2002, compared to 8.7% at September 30, 2002 and 8.3% at December 31, 2001. The decrease from September 30, 2002 was driven primarily by the Enron settlement and litigation reserve as well as regulatory changes requiring the holding of capital against certain securitization related accounts.

Other financial information (on a pre-tax basis)

Special Items in the fourth quarter of 2002 included a $400 million charge in connection with the Enron surety litigation settlement and the establishment of litigation reserves of $900 million, as well as $393 million in merger and relocation costs. This compares to $333 million in merger and relocation costs and $98 million in real estate reserves for excess facilities capacity in the third quarter. Special items in the fourth quarter of 2001 included merger and restructuring costs of $841 million. For full year 2002, special items included $1.30 billion in charges related to the Enron surety settlement and establishment of litigation reserves, $98 million in real estate reserves and $1.21 billion in merger and relocation costs. For the full year 2001, special items included $2.52 billion in merger and relocation costs and the cumulative effect of a transition adjustment of a negative $25 million (after-tax) related to the adoption of SFAS 133.

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $759 billion and operations in more than 50 countries. The firm is a leader in investment banking, asset management, private banking, private equity, custody and transaction services and retail and middle market financial services. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumer customers and the world’s most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the internet at www.jpmorganchase.com.

JPMorgan Chase will hold a conference call for the investment community on Wednesday, January 22, 2003 at 11:00 a.m. (Eastern Time) to review fourth quarter 2002 financial results. The dial in number is (973) 582-2754. A live audio webcast of the call will be available on www.jpmorganchase.com. Slides for the call are also available on www.jpmorganchase.com. A telephone replay of the presentation will be available beginning at 1:30 p.m. (ET) on January 22, 2003 and continuing through 6:00 p.m. (ET) on January 28, 2003 at (973) 341-3080 pin #3668851. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase web site (www.jpmorganchase.com).

This press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. These risks and uncertainties could cause our results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties are described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and in the 2001 Annual Report on Form 10-K, each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (www.sec.gov), to which reference is hereby made.

J.P. MORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS — REPORTED BASIS (in millions, except per share and ratio data)

4QTR 2002	2002
Over (Under)	FULL YEAR	Over (Under)
4QTR	3QTR	4QTR
2002	2002	2001	3Q 2002	4Q 2001	2002	2001	2001

INCOME STATEMENT (a)
REVENUE:
Investment Banking Fees	$678	$545	$931	24%	(27)%	$2,763	$3,612	(24)%
Trading Revenue	585	(21)	355	NM	65	2,594	4,918	(47)
Fees and Commissions	2,282	3,005	2,493	(24)	(8)	10,756	9,481	13
Private Equity — Realized Gains (Losses)	(45)	(40)	81	(13)	NM	(105)	651	NM
Private Equity — Unrealized Gains (Losses)	(23)	(275)	(505)	92	95	(641)	(1,884)	66
Securities Gains	747	578	202	29	270	1,563	866	80
Other Revenue (b)	290	419	151	(31)	92	1,158	898	29

Total Noninterest Revenue	4,514	4,211	3,708	7	22	18,088	18,542	(2)
Net Interest Income	2,981	2,736	2,944	9	1	11,526	10,802	7

Revenue before Provision for Credit Losses	7,495	6,947	6,652	8	13	29,614	29,344	1
Provision for Credit Losses (b)	921	1,836	1,468	(50)	(37)	4,331	3,182	36

TOTAL NET REVENUE	6,574	5,111	5,184	29	27	25,283	26,162	(3)

NONINTEREST EXPENSE:
Compensation Expense	3,032	2,367	2,622	28	16	10,983	11,844	(7)
Occupancy Expense	425	478	334	(11)	27	1,606	1,348	19
Technology and Communications Expense	635	625	640	2	(1)	2,554	2,631	(3)
Amortization of Intangibles	82	80	187	3	(56)	323	729	(56)
Other Expense	1,294	1,168	1,128	11	15	4,788	4,521	6
Surety Settlement and Litigation Reserve (c)	1,300	—	—	NM	NM	1,300	—	NM
Merger and Restructuring Costs	393	333	841	18	(53)	1,210	2,523	(52)

TOTAL NONINTEREST EXPENSE	7,161	5,051	5,752	42	24	22,764	23,596	(4)

Income (Loss) before Income Tax Expense and Effect of Accounting Change	(587)	60	(568)	NM	(3)	2,519	2,566	(2)
Income Tax Expense (Benefit)	(200)	20	(236)	NM	15	856	847	1

INCOME (LOSS) BEFORE EFFECT OF ACCOUNTING CHANGE	(387)	40	(332)	NM	(17)	1,663	1,719	(3)
Net Effect of Change in Accounting Principle	—	—	—	NM	NM	—	(25)	NM

NET INCOME (LOSS) (d)	$(387)	$40	$(332)	NM	(17)	$1,663	$1,694	(2)

PER COMMON SHARE
Net Income (Loss):
Basic (d)	$(0.20)	$0.01	$(0.18)	NM	(11)%	$0.81	$0.83	(2)%
Diluted (d)	(0.20)	0.01	(0.18)	NM	(11)	0.80	0.80	—
Cash Dividends Declared	0.34	0.34	0.34	—%	—	1.36	1.36	—
Share Price at Period End	24.00	18.99	36.35	26	(34)
Book Value at Period End	20.66	21.26	20.32	(3)	2
COMMON SHARES OUTSTANDING
Average Common Shares:
Basic	1,990.0	1,986.0	1,969.6	—%	1%	1,984.3	1,972.4	1%
Diluted	2,008.5	2,005.8	2,007.4	—	—	2,009.1	2,023.6	(1)
Common Shares at Period End	1,998.7	1,995.9	1,973.4	—	1
PERFORMANCE RATIOS
Return on Average Assets (e)	NM	0.02%	NM	NM	NM	0.23%	0.23%	—	bp
Return on Average Common Equity (e)	NM	0.3	NM	NM	NM	3.9	3.9	—
CAPITAL RATIOS
Tier I Capital Ratio	8.2	%(f)	8.7%	8.3%	(50	) bp	(10	) bp
Total Capital Ratio	11.9	(f)	12.4	11.9	(50)	—
Tier I Leverage Ratio	5.1	(f)	5.4	5.2	(30)	(10)
SELECTED BALANCE SHEET ITEMS
Net Loans	$211,014	$206,215	$212,920	2%	(1)%
Total Assets	758,800	741,759	693,575	2	9
Deposits	304,753	292,171	293,650	4	4
Long-Term Debt (g)	45,190	44,552	43,622	1	4
Common Stockholders’ Equity	41,297	42,428	40,090	(3)	3
Total Stockholders’ Equity	42,306	43,437	41,099	(3)	3
FULL-TIME EQUIVALENT EMPLOYEES (h)	94,335	95,637	95,812	(1)	(2)

(a)	In the first quarter of 2002, the Firm implemented EITF 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred (Formerly EITF Abstracts, Topic D-103).” Prior period amounts have been adjusted.

(b)	In the third quarter of 2002, the “Provision for Loan Losses” was renamed “Provision for Credit Losses” and now includes the aggregate amount of the provisions for loan losses and for lending-related commitments. The prior period provision for lending-related commitments was reclassified from “Other Revenue” to the “Provision for Credit Losses”.

(c)	Represents a charge related to the settlement of the Enron surety litigation and the establishment of a litigation reserve for certain material litigation, proceedings and investigations.

(d)	2001 includes the cumulative effect of a transition adjustment of $(25) million, net of taxes, related to the adoption of SFAS 133, relating to the accounting for derivative instruments and hedging activities. The impact on both basic and diluted earnings per share was $(0.01).

(e)	Quarterly ratios are based on annualized amounts.

(f)	Estimated

(g)	Includes Guaranteed Preferred Beneficial Interests in the Firm’s Junior Subordinated Deferrable Interest Debentures.

(h)	Represents actual period end amount for each respective quarter.

bp	— Denotes basis points; 100 bp equals 1%

NM	— Not meaningful

J.P. MORGAN CHASE & CO. RECONCILIATION OF QUARTERLY REPORTED TO OPERATING RESULTS (in millions, except per share data)

In addition to analyzing the Firm’s results on a reported basis, management utilizes “operating basis” to assess each of its businesses and to measure overall Firm results against targeted goals. The definition of operating basis starts with the reported GAAP results and then excludes the impact of merger and restructuring costs and special items, which management currently defines as significant nonrecurring gains or losses of $75 million or more. Both restructuring charges and special items are viewed by management as transactions that are not part of the Firm’s normal daily business operations or are unusual in nature and are therefore not indicative of trends.

	FOURTH QUARTER 2002

	REPORTED	CREDIT	SPECIAL	AMORTIZATION		OPERATING
	BASIS	CARD	ITEMS	OF GOODWILL	RECLASSES	BASIS
	(a)	(b)	(c)	(d)

INCOME STATEMENT
Revenue
Investment Banking Fees	$678	$—	$—	$—	$—	$678
Trading Revenue (e)	585	—	—	—	668	1,253
Fees and Commissions	2,282	(230)	—	—	—	2,052
Private Equity — Realized Gains (Losses)	(45)	—	—	—	—	(45)
Private Equity — Unrealized Gains (Losses)	(23)	—	—	—	—	(23)
Securities Gains	747	—	—	—	—	747
Other Revenue	290	13	—	—	—	303
Net Interest Income (e)	2,981	647	—	—	(668)	2,960

Total Revenue	7,495	430	—	—	—	7,925
Noninterest Expense
Compensation Expense (f)	3,032	—	—	—	(439)	2,593
Noncompensation Expense (f) (g)	3,736	—	(1,300)	—	(61)	2,375
Merger and Restructuring Costs	393	—	(393)	—	—	—
Severance and Related Costs (f)	—	—	—	—	500	500

Total Expense	7,161	—	(1,693)	—	—	5,468
Operating Margin	334	430	1,693	—	—	2,457
Credit Costs	921	430	—	—	—	1,351

Income (Loss) before Income Tax Expense	(587)	—	1,693	—	—	1,106
Income Tax Expense (Benefit)	(200)	—	576	—	—	376

Net Income (Loss)	$(387)	$—	$1,117	$—	$—	$730

EARNINGS (LOSS) PER SHARE — DILUTED	$(0.20)		$0.56			$0.36

	FOURTH QUARTER 2001

	REPORTED	CREDIT	SPECIAL	AMORTIZATION		OPERATING
	RESULTS	CARD	ITEMS	OF GOODWILL	RECLASSES	BASIS
	(a)	(b)	(c)	(d)

INCOME STATEMENT
Revenue
Investment Banking Fees	$931	$—	$—	$—	$—	$931
Trading Revenue (e)	355	—	—	—	549	904
Fees and Commissions	2,493	(153)	—	—	—	2,340
Private Equity — Realized Gains (Losses)	81	—	—	—	—	81
Private Equity — Unrealized Gains (Losses)	(505)	—	—	—	—	(505)
Securities Gains	202	—	—	—	—	202
Other Revenue	151	(13)	—	—	—	138
Net Interest Income (e)	2,944	430	—	—	(549)	2,825

Total Revenue	6,652	264	—	—	—	6,916
Noninterest Expense
Compensation Expense	2,622	—	—	—	—	2,622
Noncompensation Expense (g)	2,289	—	—	(151)	—	2,138
Merger and Restructuring Costs	841	—	(841)	—	—	—
Severance and Related Costs	—	—	—	—	—	—

Total Expense	5,752	—	(841)	(151)	—	4,760
Operating Margin	900	264	841	151	—	2,156
Credit Costs	1,468	264	—	—	—	1,732

Income (Loss) before Income Tax Expense	(568)	—	841	151	—	424
Income Tax Expense (Benefit)	(236)	—	262	42	—	68

Net Income (Loss)	$(332)	$—	$579	$109	$—	$356

EARNINGS (LOSS) PER SHARE — DILUTED (h)	$(0.18)		$0.29	$0.05		$0.17

(a)	Represents condensed results as reported in JPMorgan Chase’s financial statements.

(b)	Represents the impact of credit card securitizations. For securitized receivables, amounts that normally would be reported as net interest income and as provision for credit losses are reported as noninterest revenue.

(c)	Includes merger and restructuring costs and other special items. The 2002 fourth quarter includes $393 million (pre-tax) of merger and restructuring costs, and $1,300 million (pre-tax) for the Enron surety settlement and litigation reserve. The 2001 fourth quarter includes $841 million (pre-tax) of merger and restructuring costs. See page 11 for a reconciliation of the effect of special items on earnings per share.

(d)	Reported net income for 2002 reflects the adoption of SFAS 142 and, accordingly, the Firm ceased amortizing goodwill effective January 1, 2002. There was no impairment of goodwill upon adoption of SFAS 142. Prior period operating earnings for 2001 have been adjusted by adding back goodwill amortization to report results on a basis comparable to 2002.

(e)	On an operating basis, JPMorgan Chase reclassifies trading-related net interest income from Net Interest Income to Trading Revenue.

(f)	The Compensation and Noncompensation Expense categories include severance and other related costs associated with expense containment programs implemented in 2002. For purposes of reviewing results on an operating basis, these costs have been reclassified to a separate line.

(g)	Includes Occupancy Expense, Technology and Communications Expense, Amortization of Intangibles, Other Expense and Surety Settlement and Litigation Reserve.

(h)	Diluted EPS for the fourth quarter of 2001 is reported as $(0.18) which equals basic EPS, instead of $(0.17), since using diluted average shares outstanding would cause antidilution. As a result, the net loss per share does not foot by $(0.01).

J.P. MORGAN CHASE & CO. RECONCILIATION OF FULL YEAR REPORTED TO OPERATING RESULTS (in millions, except per share data)

     In addition to analyzing the Firm’s results on a reported basis, management utilizes “operating basis” to assess each of its businesses and to measure overall Firm results against targeted goals. The definition of operating basis starts with the reported GAAP results and then excludes the impact of merger and restructuring costs and special items, which management currently defines as significant nonrecurring gains or losses of $75 million or more. Both restructuring charges and special items are viewed by management as transactions that are not part of the Firm’s normal daily business operations or are unusual in nature and are therefore not indicative of trends.

	FULL YEAR 2002

	REPORTED	CREDIT	SPECIAL	AMORTIZATION		OPERATING
	RESULTS	CARD	ITEMS	OF GOODWILL	RECLASSES	BASIS
	(a)	(b)	(c)	(d)

INCOME STATEMENT
Revenue
Investment Banking Fees	$2,763	$—	$—	$—	$—	$2,763
Trading Revenue (e)	2,594	—	—	—	1,880	4,474
Fees and Commissions	10,756	(698)	—	—	—	10,058
Private Equity — Realized Gains (Losses)	(105)	—	—	—	—	(105)
Private Equity — Unrealized Gains (Losses)	(641)	—	—	—	—	(641)
Securities Gains	1,563	—	—	—	—	1,563
Other Revenue	1,158	(36)	—	—	—	1,122
Net Interest Income (e)	11,526	2,173	—	—	(1,880)	11,819

Total Revenue	29,614	1,439	—	—	—	31,053
Noninterest Expense
Compensation Expense (f)	10,983	—	—	—	(746)	10,237
Noncompensation Expense (f)(g)	10,571	—	(1,398)	—	(144)	9,029
Merger and Restructuring Costs	1,210	—	(1,210)	—	—	—
Severance and Related Costs (f)	—	—	—	—	890	890

Total Expense	22,764	—	(2,608)	—	—	20,156
Operating Margin	6,850	1,439	2,608	—	—	10,897
Credit Costs	4,331	1,439	—	—	—	5,770

Income before Income Tax Expense and Effect of Accounting Change	2,519	—	2,608	—	—	5,127
Income Tax Expense	856	—	887	—	—	1,743

Income before Effect of Accounting Change	1,663	—	1,721	—	—	3,384
Net Effect of Change in Accounting Principle	—	—	—	—	—	—

Net Income	$1,663	$—	$1,721	$—	$—	$3,384

EARNINGS PER SHARE — DILUTED	$0.80		$0.86			$1.66

	FULL YEAR 2001

	REPORTED	CREDIT	SPECIAL	AMORTIZATION		OPERATING
	RESULTS	CARD	ITEMS	OF GOODWILL	RECLASSES	BASIS
	(a)	(b)	(c)	(d)

INCOME STATEMENT
Revenue
Investment Banking Fees	$3,612	$—	$—	$—	$—	$3,612
Trading Revenue (e)	4,918	—	—	—	1,361	6,279
Fees and Commissions	9,481	(340)	—	—	—	9,141
Private Equity — Realized Gains (Losses)	651	—	—	—	—	651
Private Equity — Unrealized Gains (Losses)	(1,884)	—	—	—	—	(1,884)
Securities Gains	866	—	—	—	—	866
Other Revenue	898	(17)	—	—	—	881
Net Interest Income (e)	10,802	1,405	—	—	(1,361)	10,846

Total Revenue	29,344	1,048	—	—	—	30,392
Noninterest Expense
Compensation Expense	11,844	—	—	—	—	11,844
Noncompensation Expense (g)	9,229	—	—	(585)	—	8,644
Merger and Restructuring Costs	2,523	—	(2,523)	—	—	—
Severance and Related Costs	—	—	—	—	—	—

Total Expense	23,596	—	(2,523)	(585)	—	20,488
Operating Margin	5,748	1,048	2,523	585	—	9,904
Credit Costs	3,182	1,048	—	—	—	4,230

Income before Income Tax Expense and Effect of Accounting Change	2,566	—	2,523	585	—	5,674
Income Tax Expense	847	—	833	192	—	1,872

Income before Effect of Accounting Change	1,719	—	1,690	393	—	3,802
Net Effect of Change in Accounting Principle	(25)	—	25	—	—	—

Net Income	$1,694	$—	$1,715	$393	$—	$3,802

EARNINGS PER SHARE — DILUTED	$0.80		$0.86	$0.19		$1.85

(a)	Represents condensed results as reported in JPMorgan Chase’s financial statements.

(b)	Represents the impact of credit card securitizations. For securitized receivables, amounts that normally would be reported as net interest income and as provision for credit losses are reported as noninterest revenue.

(c)	Includes merger and restructuring costs and other special items. 2002 includes $1,210 million (pre-tax) of merger and restructuring costs, and $1,300 million (pre-tax) for the Enron surety settlement and litigation reserve. 2002 also includes $98 million (pre-tax) for real estate charges that was recorded in Occupancy Expense in the reported results. 2001 includes $2,523 million (pre-tax) of merger and restructuring costs. See page 11 for a reconciliation of the effect of special items on earnings per share.

(d)	Reported net income for 2002 reflects the adoption of SFAS 142 and, accordingly, the Firm ceased amortizing goodwill effective January 1, 2002. There was no impairment of goodwill upon adoption of SFAS 142. Prior period operating earnings for 2001 have been adjusted by adding back goodwill amortization to report results on a basis comparable to 2002.

(e)	On an operating basis, JPMorgan Chase reclassifies trading-related net interest income from Net Interest Income to Trading Revenue.

(f)	The Compensation and Noncompensation Expense categories include severance and other related costs associated with expense containment programs implemented in 2002. For purposes of reviewing results on an operating basis, these costs have been reclassified to a separate line.

(g)	Includes Occupancy Expense, Technology and Communications Expense, Amortization of Intangibles, Other Expense and Surety Settlement and Litigation Reserve.

J.P. MORGAN CHASE & CO
CONSOLIDATED FINANCIAL HIGHLIGHTS — OPERATING BASIS
(in millions, except per share and ratio data)

				4QTR 2002						2002
				Over (Under)				FULL YEAR		Over (Under)
	4QTR	3QTR	4QTR
	2002	2002	2001	3Q 2002		4Q 2001		2002	2001	2001

OPERATING INCOME STATEMENT (a)(b)
OPERATING REVENUE:
Investment Banking Fees	$678	$545	$931	24%		(27)%		$2,763	$3,612	(24)%
Trading-Related Revenue (Includes Trading NII)	1,253	365	904	243		39		4,474	6,279	(29)
Fees and Commissions	2,052	2,768	2,340	(26)		(12)		10,058	9,141	10
Private Equity — Realized Gains (Losses)	(45)	(40)	81	(13)		NM		(105)	651	NM
Private Equity — Unrealized Gains (Losses)	(23)	(275)	(505)	92		95		(641)	(1,884)	66
Securities Gains	747	578	202	29		270		1,563	866	80
Other Revenue (c)	303	409	138	(26)		120		1,122	881	27
Net Interest Income (Excludes Trading NII)	2,960	2,951	2,825	—		5		11,819	10,846	9

TOTAL OPERATING REVENUE	7,925	7,301	6,916	9		15		31,053	30,392	2
OPERATING EXPENSE:
Compensation Expense	2,593	2,259	2,622	15		(1)		10,237	11,844	(14)
Noncompensation Expense (d)	2,375	2,239	2,138	6		11		9,029	8,644	4

Operating Expense (Excluding Severance and Related Costs)	4,968	4,498	4,760	10		4		19,266	20,488	(6)
Severance and Related Costs (e)	500	122	—	310		NM		890	—	NM

TOTAL OPERATING EXPENSE	5,468	4,620	4,760	18		15		20,156	20,488	(2)
Credit Costs (c)	1,351	2,190	1,732	(38)		(22)		5,770	4,230	36

Operating Income before Income Tax Expense	1,106	491	424	125		161		5,127	5,674	(10)
Income Tax Expense	376	166	68	127		NM		1,743	1,872	(7)

OPERATING EARNINGS	$730	$325	$356	125		105		$3,384	$3,802	(11)
Special Items & Change in Accounting Principle	(1,117)	(285)	(579)	(292)		(93)		(1,721)	(1,715)	—
Amortization of Goodwill (Net of Taxes) (f)	—	—	(109)	NM		NM		—	(393)	NM

NET INCOME (LOSS)	$(387)	$40	$(332)	NM		(17)		$1,663	$1,694	(2)

OPERATING BASIS
Diluted Earnings per Share	$0.36	$0.16	$0.17	125		112		$1.66	$1.85	(10)
Shareholder Value Added	(551)	(964)	(915)	43		40		(1,631)	(1,247)	(31)
Return on Average Managed Assets (g)	0.37%	0.17%	0.19%	20	bp	18	bp	0.45%	0.50%	(5) bp
Return on Common Equity(g)	6.8	2.9	3.3	390		350		8.1	9.0	(90)
Common Dividend Payout Ratio	96	222	199	NM		NM		83	73	1,000
Compensation Expense as a % of Revenue	33	31	38	200		(500)		33	39	(600)
Noncompensation Expense as a % of Revenue	30	31	31	(100)		(100)		29	28	100
Overhead Ratio	69	63	69	600		—		65	67	(200)
Overhead Ratio (Excl. Severance and Related Costs)	63	62	69	100		(600)		62	67	(500)

(a)	See pages 8 and 9 for a reconciliation of reported results to operating basis.

(b)	In the first quarter of 2002, the Firm implemented EITF 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred (Formerly EITF Abstracts, Topic D-103).” Prior period amounts have been adjusted.

(c)	“Credit Costs” include the aggregate provision for credit losses and credit card securitizations. Prior period amounts have been adjusted.

(d)	Includes Occupancy Expense, Technology and Communications Expense, Amortization of Intangibles and Other Expense.

(e)	The Compensation and Noncompensation Expense categories include severance and other related costs associated with expense containment programs implemented in 2002. For purposes of reviewing results on an operating basis, these costs have been reclassified to a separate line.

(f)	Reported net income for 2002 reflects the adoption of SFAS 142 and, accordingly, the Firm ceased amortizing goodwill effective January 1, 2002. There was no impairment of goodwill upon adoption of SFAS 142. Prior period operating earnings for 2001 have been adjusted by adding back goodwill amortization to report 2001 results on a basis comparable to 2002.

(g)	Quarterly ratios are based on annualized amounts.

J.P. MORGAN CHASE & CO
LINES OF BUSINESS FINANCIAL HIGHLIGHTS SUMMARY
(in millions, except per share and ratio data)

				4QTR 2002				2002
				Over (Under)		FULL YEAR		Over (Under)
	4QTR	3QTR	4QTR
	2002	2002	2001	3Q 2002	4Q 2001	2002	2001	2001

OPERATING REVENUE
Investment Bank	$3,299	$2,419	$3,089	36%	7%	$12,399	$14,671	(15)%
Treasury & Securities Services	968	1,068	969	(9)	—	4,046	3,978	2
Investment Management & Private Banking	655	700	764	(6)	(14)	2,868	3,226	(11)
Chase Financial Services	3,356	3,690	2,884	(9)	16	13,541	10,951	24
JPMorgan Partners	(79)	(370)	(469)	79	83	(954)	(1,470)	35
Corporate (a)	(274)	(206)	(321)	(33)	15	(847)	(964)	12

OPERATING REVENUE (b)	$7,925	$7,301	$6,916	9	15	$31,053	$30,392	2

EARNINGS
Investment Bank	$361	$(250)	$382	NM	(5)	$1,365	$2,918	(53)
Treasury & Securities Services	140	214	150	(35)	(7)	677	632	7
Investment Management & Private Banking	43	99	103	(57)	(58)	384	479	(20)
Chase Financial Services	500	797	324	(37)	54	2,490	1,538	62
JPMorgan Partners	(91)	(283)	(348)	68	74	(789)	(1,116)	29
Corporate (a)	(223)	(252)	(255)	12	13	(743)	(649)	(14)

OPERATING EARNINGS (b)	730	325	356	125	105	3,384	3,802	(11)
Net Effect of Change in Accounting Principle	—	—	—	NM	NM	—	(25)	NM
Special Items (Net of Taxes):
Merger and Restructuring Costs	(259)	(220)	(579)	(18)	55	(798)	(1,690)	53
Real Estate Charge	—	(65)	—	NM	NM	(65)	—	NM
Surety Settlement and Litigation Reserve	(858)	—	—	NM	NM	(858)	—	NM
Amortization of Goodwill (Net of Taxes) (c)	—	—	(109)	NM	NM	—	(393)	NM

NET INCOME (LOSS) (b)	$(387)	$40	$(332)	NM	(17)	$1,663	$1,694	(2)

EARNINGS PER SHARE — DILUTED
OPERATING EARNINGS (b)	$0.36	$0.16	$0.17	125	112	$1.66	$1.85	(10)
Net Effect of Change in Accounting Principle	—	—	—	NM	NM	—	(0.01)	NM
Special Items (Net of Taxes):
Merger and Restructuring Costs	(0.13)	(0.12)	(0.29)	(8)	55	(0.40)	(0.85)	53
Real Estate Charge	—	(0.03)	—	NM	NM	(0.03)	—	NM
Surety Settlement and Litigation Reserve	(0.43)	—	—	NM	NM	(0.43)	—	NM
Amortization of Goodwill (Net of Taxes) (c)	—	—	(0.05)	NM	NM	—	(0.19)	NM

NET INCOME (LOSS) (b) (d)	$(0.20)	$0.01	$(0.18)	NM	(11)	$0.80	$0.80	—

OPERATING RETURN ON COMMON EQUITY
Investment Bank	7.6%	NM	7.9%	NM	(30) bp	7.4%	15.2%	(780) bp
Treasury & Securities Services	18.8	28.2%	20.7	(940) bp	(190)	22.5	21.2	130
Investment Management & Private Banking	2.6	6.4	6.6	(380)	(400)	6.2	7.5	(130)
Chase Financial Services	19.2	30.2	13.5	(1,100)	570	24.1	16.7	740
OPERATING RETURN ON COMMON EQUITY (b)	6.8	2.9	3.3	390	350	8.1	9.0	(90)

(a)	Includes Support Units and the effect remaining at the corporate level after the implementation of management accounting policies.

(b)	Represents consolidated JPMorgan Chase.

(c)	Reported net income for 2002 reflects the adoption of SFAS 142 and, accordingly, the Firm ceased amortizing goodwill effective January 1, 2002. There was no impairment of goodwill upon adoption of SFAS 142. Prior period operating earnings for 2001 have been adjusted by adding back amortization of goodwill to report 2001 results on a basis comparable with 2002.

(d)	Diluted EPS for the fourth quarter of 2001 is reported as $(0.18) which equals basic EPS, instead of $(0.17), since using diluted average shares outstanding would cause antidilution. As a result, the net loss per share does not foot by $(0.01).

J.P. MORGAN CHASE & CO.
CONSOLIDATED BALANCE SHEET
(in millions)

				Dec 31, 2002
				Over (Under)

	Dec 31	Sep 30	Dec 31	Sep 30	Dec 31
	2002	2002	2001	2002	2001

ASSETS
Cash and Due from Banks	$19,218	$18,159	$22,600	6%	(15)%
Deposits with Banks	8,942	13,447	12,743	(34)	(30)
Federal Funds Sold and Securities Purchased under Resale Agreements	65,809	63,748	63,727	3	3
Securities Borrowed	34,143	35,283	36,580	(3)	(7)
Trading Assets:
Debt and Equity Instruments	165,199	151,264	118,248	9	40
Derivative Receivables	83,102	87,518	71,157	(5)	17
Securities	84,463	79,768	59,760	6	41
Loans (Net of Allowance for Loan Losses)	211,014	206,215	212,920	2	(1)
Private Equity Investments	8,228	8,013	9,197	3	(11)
Goodwill	8,096	8,108	8,336	—	(3)
Other Intangibles:
Mortgage Servicing Rights	3,230	3,606	6,579	(10)	(51)
Purchased Credit Card Relationships	1,269	1,337	519	(5)	145
All Other Intangibles	307	311	44	(1)	NM
Other Assets	65,780	64,982	71,165	1	(8)

TOTAL ASSETS	$758,800	$741,759	$693,575	2	9

LIABILITIES
Deposits	$304,753	$292,171	$293,650	4	4
Federal Funds Purchased and Securities Sold under Repurchase Agreements	169,483	154,745	128,445	10	32
Commercial Paper	16,591	13,775	18,510	20	(10)
Other Borrowed Funds	8,946	12,646	10,835	(29)	(17)
Trading Liabilities:
Debt and Equity Instruments	66,864	71,607	52,988	(7)	26
Derivative Payables	66,227	70,593	56,063	(6)	18
Accounts Payable, Accrued Expenses and Other Liabilities (including the Allowance for Lending-Related Commitments)	38,440	38,233	47,813	1	(20)
Long-Term Debt	39,751	39,113	39,183	2	1
Guaranteed Preferred Beneficial Interests in the Firm’s Junior Subordinated Deferrable Interest Debentures	5,439	5,439	4,439	—	23

TOTAL LIABILITIES	716,494	698,322	651,926	3	10

PREFERRED STOCK OF SUBSIDIARY	—	—	550	NM	NM

STOCKHOLDERS’ EQUITY
Preferred Stock	1,009	1,009	1,009	—	—
Common Stock	2,024	2,023	1,997	—	1
Capital Surplus	13,222	13,113	12,495	1	6
Retained Earnings	25,851	26,940	26,993	(4)	(4)
Accumulated Other Comprehensive Income	1,227	1,465	(442)	(16)	NM
Treasury Stock, at Cost	(1,027)	(1,113)	(953)	8	(8)

TOTAL STOCKHOLDERS’ EQUITY	42,306	43,437	41,099	(3)	3

TOTAL LIABILITIES, PREFERRED STOCK OF SUBSIDIARY AND STOCKHOLDERS’ EQUITY	$758,800	$741,759	$693,575	2	9

Note: Prior periods have been adjusted to conform with current methodologies.

J.P. MORGAN CHASE & CO.
CREDIT-RELATED INFORMATION
(in millions, except ratios)

					Dec 31, 2002
					Over (Under)

	Dec 31		Sep 30	Dec 31	Sep 30	Dec 31
	2002		2002	2001	2002	2001

CREDIT-RELATED ASSETS:
Commercial Loans	$91,548		$97,486	$104,864	(6)%	(13)%
Derivative Receivables	83,102		87,518	71,157	(5)	17

Total Commercial Credit-Related Assets (a)	174,650		185,004	176,021	(6)	(1)
Managed Consumer Loans (b)	155,538		143,835	134,004	8	16

Total Managed Credit-Related Assets	$330,188		$328,839	$310,025	—	7

NET LOAN CHARGE-OFFS: (c)
Commercial Loans	$434		$834	$433	(48)	—

Managed Credit Card (b)	716		687	538	4	33
All Other Consumer	116		99	111	17	5

Managed Consumer Loans	832		786	649	6	28

Total Managed Net Loan Charge-offs	$1,266		$1,620	$1,082	(22)	17

NET LOAN CHARGE-OFF RATES — ANNUALIZED:
Total Commercial Loans	1.88%		3.53%	1.58%	(165) bp	30 bp
Managed Credit Card	5.70		5.51	5.48	19	22
Total Managed Loans	2.08		2.75	1.80	(67)	28
NONPERFORMING ASSETS:
Commercial Loans	$3,672		$3,596	$1,997	2%	84%
Derivative Receivables (d)	289		169	170	71	70
Consumer Loans	521		507	499	3	4
Assets Acquired in Loan Satisfactions	190		140	124	36	53

Total	4,672		4,412	2,790	6	67
Other Receivables (d) (e)	108		1,130	1,130	(90)	(90)

Total Nonperforming Assets (f)	$4,780		$5,542	$3,920	(14)	22

SELECTED COUNTRY EXPOSURE
(in billions)
Argentina	$0.4	(g)	$0.3	$0.6	33	(33)
Brazil	2.2	(g)	1.9	3.3	16	(33)
Venezuela	0.4	(g)	0.3	0.3	33	33

(a)	Excludes unfunded commercial lending-related commitments of $240 billion at December 31, 2002 and September 30, 2002 and $248 billion at December 31, 2001. Unused advised lines of credit of $22 billion at December 31, 2002, $18 billion at September 30, 2002, and $19 billion at December 31, 2001 are included in unfunded commercial lending-related commitments.

(b)	Includes securitized credit card receivables.

(c)	Net charge-offs are presented for the quarter ended as of the date indicated.

(d)	Includes $125 million of Enron-related surety receivables at December 31, 2002 that were the subject of recently settled litigation with credit-worthy entities. These receivables were classified in Other Receivables at September 30, 2002 and December 31, 2001, respectively.

(e)	These receivables relate to the Enron-related letter of credit at December 31, 2002, which is the subject of litigation with a credit-worthy entity and are classified in Other Assets. Other Receivables at September 30, 2002 and December 31, 2001 included the Enron-related surety receivables and letter of credit, which were classified in Other Assets at September 30, 2002 and Derivative Receivables at December 31, 2001, respectively.

(f)	Nonperforming assets at December 31, 2002 have not been reduced for credit protection (single name credit default swaps and collateralized loan obligations) relating to nonperforming counterparties in amounts aggregating $66 million. Nonperforming assets exclude nonaccrual loans held for sale (“HFS”) of $43 million. HFS loans are carried at the lower of cost or market, and declines in value are recorded in Other Revenue.

(g)	Estimated